Exhibit 99.5

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion relates to the consolidated financial statements of Corporate Office Properties, L.P. (“COPLP”), a Delaware limited partnership, and it subsidiaries, and should be read in conjunction with the financial statements and notes thereto appearing in Exhibit 99.3 to COPLP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2013.  For purposes of this section, the terms “we,” “us” and “our” refer collectively to COPLP and its subsidiaries.

We are exposed to certain market risks, the most predominant of which is change in interest rates. Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and other variable rate debt. Increases in interest rates can also result in increased interest expense when our fixed rate debt matures and needs to be refinanced.

The following table sets forth as of March 31, 2013 our debt obligations and weighted average interest rates for fixed rate debt by expected maturity date (dollars in thousands):

	For the Periods Ending December 31,
	2013	2014	2015	2016	2017	Thereafter	Total
Long term debt:(1)
Fixed rate debt(2)	$66,081	$157,882	$294,489	$279,025	$301,789	$20,693	$1,119,959
Weighted average interest rate	5.43%	6.40%	4.74%	6.57%	5.54%	3.80%	5.67%
Variable rate debt	$21,709	$815	$451,146	$—	$250,000	$120,000	$843,670

(1)                                 Maturities include $21.1 million in 2013 and $414.3 million in 2015 that may each be extended for one year, subject to certain conditions.

(2)                                 Represents principal maturities only and therefore excludes net discounts of $6.3 million.

The fair value of our debt was $2.0 billion at March 31, 2013 and $2.1 billion at December 31, 2012. If interest rates had been 1% lower, the fair value of our fixed-rate debt would have increased by approximately $59 million at March 31, 2013 and $63 million at December 31, 2012.

The following table sets forth information pertaining to interest rate swap contracts in place as of March 31, 2013 and December 31, 2012 and their respective fair values (dollars in thousands):

						Fair Value at
Notional Amount		Fixed Rate	Floating Rate Index	Effective Date	Expiration Date	March 31, 2013	December 31, 2012
$100,000		0.6123%	One-Month LIBOR	1/3/2012	9/1/2014	$(495)	$(594)
100,000		0.6100%	One-Month LIBOR	1/3/2012	9/1/2014	(492)	(591)
100,000		0.8320%	One-Month LIBOR	1/3/2012	9/1/2015	(1,238)	(1,313)
100,000		0.8320%	One-Month LIBOR	1/3/2012	9/1/2015	(1,238)	(1,313)
38,270	(1)	3.8300%	One-Month LIBOR + 2.25%	11/2/2010	11/2/2015	(1,176)	(1,268)
100,000		0.8055%	One-Month LIBOR	9/2/2014	9/1/2016	(329)	(263)
100,000		0.8100%	One-Month LIBOR	9/2/2014	9/1/2016	(339)	(272)
100,000		1.6730%	One-Month LIBOR	9/1/2015	8/1/2019	260	(154)
100,000		1.7300%	One-Month LIBOR	9/1/2015	8/1/2019	(33)	(417)
						$(5,080)	$(6,185)

(1)                                 The notional amount of this instrument is scheduled to amortize to $36.2 million.

Based on our variable-rate debt balances, including the effect of interest rate swap contracts, our interest expense would have increased by $5.0 million in 2012 and $3.8 million in 2011, and by $1.1 million in the three months ended March 31, 2013, if short-term interest rates were 1% higher.